Exhibit 10.2

Confidential Treatment has been requested for the redacted portions of this agreement.  The redactions are indicated with six asterisks (******).  A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

$175,000,000 Revolving Loan

CREDIT AGREEMENT

dated as of

July 15, 2010

among

CARDTRONICS, INC.

The Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as Alternative Currency Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

WELLS FARGO BANK, N.A.,

as Documentation Agent

*****

JPMORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,

as Joint Bookrunners and Co-Lead Arrangers

SCHEDULES:

Schedule 2.01	--	Commitments
Schedule 3.01	--	Organization
Schedule 3.03	--	No Violations
Schedule 3.05	--	No Undisclosed Liabilities
Schedule 3.07	--	Compliance with Law
Schedule 3.09	--	Intellectual Property
Schedule 3.11	--	Environmental Compliance
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.05	--	Allowed Investments
Schedule 6.10	--	Restrictive Agreements

EXHIBITS:

Exhibit 1.1A	--	Form of Addendum
Exhibit 1.1B	--	Forms of Assignment and Assumption
Exhibit 1.1C	--	Form of Commitment Increase Agreement
Exhibit 1.1D	--	Form of Mandatory Cost Calculation
Exhibit 1.1E	--	Form of New Lender Agreement
Exhibit 1.1F	--	Form of Security Agreement
Exhibit 2.03	--	Form of Borrowing Request
Exhibit 2.07	--	Form of Interest Election Request
Exhibit 5.01(c)	--	Form of Compliance Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of July 15, 2010 (the “Effective Date”), among Cardtronics, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, Bank of America, N.A., as Syndication Agent and Wells Fargo Bank, N.A., as Documentation Agent.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower has requested that the Lenders provide the Borrower with a credit facility pursuant to which the Lenders will commit to make revolving credit loans and other extensions of credit available to the Borrower in an amount up to $175,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrower, the Guarantors, the Administrative Agent, the Alternative Currency Agent and the Lenders agree as follows:

ARTICLE I
Definitions
SECTION 1.01   Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Addendum” means (a) an agreement in the form of Exhibit 1.1A(i) pursuant to which the Borrower or a Guarantor pledges its Equity Interests in a Subsidiary to the Administrative Agent and such Subsidiary becomes a Guarantor or (b) an agreement in the form of Exhibit 1.1A(ii) pursuant to which the Borrower pledges its Equity Interests in a Subsidiary to the Administrative Agent, in each case, pursuant to Section 5.09.

“Adjusted LIBO Rate” means, with respect to any Eurodollar and Alternative Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus, without duplication in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for an interest period of one month plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” with respect to any Loan means (a) Pounds Sterling, (b) Euros and (c) a currency that (i) is readily available in the amount required and freely convertible into Dollars on the Quotation Day for such Loan and the date such Loan is to be advanced and (ii) has been approved by the Administrative Agent and is available for funding from all of the Lenders.

“Alternative Currency Agent” means J.P. Morgan Europe Limited in London, an Affiliate of the Administrative Agent, acting at the request of the Administrative Agent.

“Alternative Currency Borrowing” means a Borrowing comprised of one or more Alternative Currency Loans.

“Alternative Currency Loan” means a Loan requested in an Alternative Currency with respect to which the Borrower shall have elected an interest rate based on the LIBO Rate.

“Applicable Margin” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01(b) hereof (as such Total Leverage Ratio is calculated on Exhibit C of the Compliance Certificate delivered under Section 5.01(c) by the Borrower in connection with such financial statement):

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Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2010.  Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2010, the Applicable Margin shall be determined at Level III.  In the event that any financial statement delivered pursuant to Section 5.01(b) is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.17.  This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.12(d) and their other respective rights under this Agreement.  If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level VI and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.  In the event that any such financial statement, if corrected, would have led to the application of a lower Applicable Margin for the Applicable Period than the Applicable Margin applied for such Applicable Period, the Administrative Agent shall, at the request of the Borrower, send out a single notice to the Lenders requesting refund to the Administrative Agent of any overpayment of interest relating thereto.  The Administrative Agent shall promptly remit any amounts received to the Borrower.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender's Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure, giving effect to any Lender’s status as a Defaulting Lender at the time of determination.

“Arrangers” means, collectively, J.P. Morgan Securities, Inc. and Banc of America Securities Inc.

“Asset Sale” means the sale, transfer, lease or disposition by the Borrower or any Restricted Subsidiary of (a) any of the Equity Interest in any Restricted Subsidiary, (b) substantially all of the assets of any division, business unit or line of business of the Borrower or any Restricted Subsidiary, or (c) any other assets (whether tangible or intangible) of the Borrower or any Restricted Subsidiary including, without limitation, any accounts receivable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent (which acceptance may not be unreasonably withheld or delayed), in the form of Exhibit 1.1B or any other form approved by the Administrative Agent.

“ATM Equipment” means automated teller machines and related equipment.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of all of the Commitments as set forth herein.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means has the meaning given in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit 2.03 or such other form reasonably acceptable to the Administrative Agent.

“Business Acquisition” means (a) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any Restricted Subsidiary or (b) an acquisition by the Borrower or any Restricted Subsidiary of the property and assets of any Person (other than a Subsidiary) that constitutes substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits or Alternative Currencies or the principal financial center of the country in which payment or purchase of such Alternative Currency can be made in the London interbank market is not open (and, if the Borrowings which are the subject of a borrowing, draw, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day.

“Capital Expenditures” means expenditures in respect of fixed or capital assets, including the capital portion of the lease payments made in respect of Capital Lease Obligations in each case which are required to be capitalized on a balance sheet prepared in accordance with GAAP, but excluding expenditures for the repair or replacement of any fixed or capital assets which were destroyed, damaged, lost or stolen, in whole or in part, to the extent financed by the proceeds of an insurance policy; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Capital Expenditures attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, for any period, for the Borrower and the Restricted Subsidiaries, all cash interest payments made during such period (including the portion of rents payable under Capital Lease Obligations allocable to interest); provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Cash Interest Expense attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.

“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Borrower representing more than 50% of the aggregate voting power in elections for directors of the Borrower on a fully diluted basis; or (b) a majority of the members of the board of directors of the Borrower shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).

“Change in Law” means (a) the adoption of any Law after the Effective Date, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property described in the Security Agreement serving as security for the Loans.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $175,000,000.

“Commitment Fee Rate” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01(b) hereof (as such Total Leverage Ratio is calculated on Exhibit C of the Compliance Certificate delivered under Section 5.01(c) by the Borrower in connection with such financial statement):

******

Each change in the Commitment Fee Rate shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2010.  Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2010, the Commitment Fee Rate shall be determined at Level III.  In the event any financial statement delivered pursuant to Section 5.01(b) is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Commitment Fee Rate applied for such Applicable Commitment Fee Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Commitment Fee Period, (ii) determine the Commitment Fee Rate for such Applicable Commitment Fee Period based on the corrected financial statements, and (iii) immediately pay to the Administrative Agent the additional accrued commitment fees owing as a result of such increased Commitment Fee Rate for such Applicable Commitment Fee Period, which payment shall be promptly applied in accordance with Section 2.11.  This provision is in addition to the rights of the Administrative Agent and Lenders with respect to Section 2.12(e) and their other respective rights under this Agreement.  If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Commitment Fee Rate shall be determined at Level VI and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.  In the event that any such financial statement, if corrected, would have led to the application of a lower Commitment Fee Rate for the Applicable Commitment Fee Period than the Commitment Fee Rate applied for such Applicable Commitment Fee Period, the Administrative Agent shall, at the request of the Borrower, send out a single notice to the Lenders requesting refund to the Administrative Agent of any overpayment of commitment fees relating thereto.  The Administrative Agent shall promptly remit any amounts received to the Borrower.

“Commitment Increase Agreement” means a Commitment Increase Agreement entered into by a Lender in accordance with Section 2.19 and accepted by the Administrative Agent in the form of Exhibit 1.1C, or any other form approved by Administrative Agent.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.19.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable during such period, (iii) depreciation, accretion and amortization expense and (iv) other extraordinary, non-cash and non-recurring expenses reducing such Consolidated Net Income, provided that any such non-recurring expenses shall not exceed $2,000,000 in any fiscal year, and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount included in the calculation of Consolidated Adjusted EBITDA in respect of any such items or components thereof shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso; provided further that, for the purposes of calculating the financial covenants in Sections 6.16, 6.17 and 6.18, no more than 25% of Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries may be comprised of the Consolidated Adjusted EBITDA attributed to Restricted Subsidiaries that are not Obligors.

“Consolidated Adjusted Pro Forma EBITDA” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Adjusted EBITDA for such period, adjusted to include the Consolidated Adjusted EBITDA attributable to Business Acquisitions made in accordance with Section 6.11 during such period as if such Business Acquisition occurred on the first day of such period, including adjustments attributable to such Business Acquisitions so long as such adjustments (a) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions, (b) are expected to occur within ninety (90) days of the date such Business Acquisition is consummated, (c) are permitted or required under Regulation S-X of the SEC and (d) do not exceed $5,000,000 in the aggregate in any twelve month period.

“Consolidated Funded Indebtedness” means, as of the date of determination, for the Borrower and the Restricted Subsidiaries on a consolidated basis, all Indebtedness evidenced by a note, bond, debenture or similar items with regularly scheduled interest payments and a maturity date; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Borrower or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.

“Consolidated Interest Expense” means, for any Person, determined on a consolidated basis, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Lease Obligations allocable to interest) plus all original issue discounts and other interest expense associated with Indebtedness amortized or required to be amortized in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Alternative Currency Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) with respect to principal payments on the Loans, the rate otherwise applicable to such Loans plus 2%, and (b) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has (or its Parent has) become the subject of a Bankruptcy Event.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Effective Date” has the meaning given in the preamble hereto.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws” means all Laws issued or promulgated by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials performed in violation of applicable Environmental Laws, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, on any day, with respect to any Alternative Currency, the amount of an Alternative Currency into which an amount of Dollars may be converted, or the amount of an Alternative Currency may be converted based on the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Equivalent Amount with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, after consultation with the Borrower, in the event no such service is selected, such Equivalent Amount shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange on the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euro” and “Euros” mean the currency of the participating member states of the EMU.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, the Alternative Currency Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income (however denominated) and margin or franchise taxes imposed on it (in lieu of net income taxes) by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) or the Alternative Currency Agent, any withholding tax that is imposed on amounts payable to such Foreign Lender or the Alternative Currency Agent at the time such Foreign Lender or the Alternative Currency Agent becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s or the Alternative Currency Agent’s failure to comply with Section 2.16(d), except to the extent that such Foreign Lender (or its assignor, if any) or the Alternative Currency Agent was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a) and (d) any withholding tax that is imposed by FATCA.

“Existing Credit Facility” means that certain credit facility evidenced by the Third Amended and Restated First Lien Credit Agreement, dated as of May 17, 2005, among the Borrower, the guarantors party thereto, BNP Paribas as agent and the other lenders party thereto and all related documentation, in each case, as amended.

“Existing Senior Notes” means the Borrower’s 9.25% Senior Subordinated Notes due 2013.

“FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated June 15, 2010, between the Borrower and the Administrative Agent pertaining to certain fees payable to the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the sum of (i) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended, minus (ii) Capital Expenditures of the Borrower and the Restricted Subsidiaries for such period, minus (iii) dividends and distributions in respect of its Equity Interests paid by the Borrower and the Restricted Subsidiaries during such period (excluding any such dividends and distributions paid to an Obligor or Restricted Subsidiary), minus (iv) consideration paid by the Borrower for repurchase or redemption of its Equity Interests held by its employees, directors and officers during such period in excess of $5,000,000, minus (v) consideration paid by the Borrower for repurchase or redemption of its Equity Interests held by other Persons during such period in excess of $10,000,000, minus (vi) cash Taxes paid by the Borrower and the Restricted Subsidiaries during such period, to (b) Cash Interest Expense.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized other than under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means (a) any authorization, consent, approval, license, waiver, or exemption, by or with or (b) any required filing or registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.

“Guarantor” means, subject to Section 9.08, each Person listed on the signature pages hereof as a Guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature to the extent any of the foregoing are present in quantities or concentrations prohibited under the Environmental Laws but does not include normal quantities of any material present or used in the ordinary course of business, including, without limitation, materials such as substances and materials used in the operation or maintenance of ATM Equipment, office or cleaning supplies, typical building and maintenance materials and employee and invitee vehicles and vehicle fuels.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that is not a Material Domestic Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Borrower or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07 and substantially in the form attached hereto as Exhibit 2.07 or such other form reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.04.

“Interest Period” means with respect to any Eurodollar Borrowing and any Alternative Currency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if available to all Lenders, nine or twelve months or a shorter period thereafter), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment in any Person, whether by means of a purchase of Equity Interests or debt securities, capital contribution, loan, time deposit or other similar investments (but not including any demand deposit).

“Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations and Orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.05(d) at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 as Lenders, any other Person that shall have become a Lender hereto pursuant to a New Lender Agreement, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR 01 Page and, in the case of any Alternative Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents and the Fee Letter.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Mandatory Cost” means an amount calculated in accordance with Exhibit 1.1D.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Obligors, taken as a whole, to pay the Obligations under the Loan Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Domestic Subsidiary” means a Wholly-Owned Subsidiary of the Borrower that (i) is a Domestic Subsidiary and (ii) either generates 5% or more of the consolidated gross revenues of the Borrower and its Subsidiaries on a consolidated basis or holds assets that constitute 5% or more of all assets of the Borrower and its Subsidiaries on a consolidated basis.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned such term in Section 2.19.

“New Lender Agreement” means a New Lender Agreement entered into by a New Lender in accordance with Section 2.19 and accepted by the Administrative Agent in the form of Exhibit 1.1E, or any other form approved by Administrative Agent.

“Obligations” means, without duplication, (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower or any of the Guarantors to the Lenders, the Swingline Lender, the Issuing Lender, the Alternative Currency Agent or the Administrative Agent under this Agreement and the Loan Documents, including, such obligations with respect to Letters of Credit, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations and (b) all obligations of the Borrower or any Guarantor owing to any Lender or any Affiliate of Lender under any Swap Agreement entered into pursuant to Section 6.06.

“Obligors” means the Borrower and each Guarantor.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator, to the extent the Borrower has submitted a claim to, or is bound by the decision of, binding arbitration.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Owned Percentage” means, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the percentage of Equity Interests therein owned directly or indirectly by the Borrower or any Restricted Subsidiary.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments, or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law or by contract provided such contract does not grant Liens in any property other than such property covered by Liens imposed by operation of law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           Liens arising in the ordinary course of business associated with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution;

(f)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

(g)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary.

“Permitted Indebtedness” means Indebtedness that the Obligors and their respective Restrictive Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.01.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and issued by any Lender, any Affiliate of a Lender or any commercial banking institution or corporation rated at least P-1 by Moody’s or A-1 by S&P;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s or which hold investments substantially of the type described in clauses (a) through (d) above, and (iii) have portfolio assets of at least $2,000,000,000.

“Permitted Liens” means Liens that the Obligors and their respective Restricted Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)           (if the Alternative Currency is Pounds Sterling) the first day of that period;

(b)           (if the Alternative Currency is Euro) two (2) TARGET Days before the first day of that period; or

(c)           (for any other Alternative Currency) two (2) Business Days before the first day of that period,

unless market practice differs in the London interbank market for an Alternative Currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Re-Allocation Date” has the meaning assigned to such term in Section 2.19.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests so long as such warrants, options or other rights do not have mandatory repayment or redemption rights.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Security Agreement” shall mean a Security and Pledge Agreement substantially in the form of Exhibit 1.1F among each Obligor and the Administrative Agent for the benefit of the Secured Parties pursuant to which each Obligor pledges substantially all of the personal property of such Obligor.

“Security Documents” means the Security Agreement, each Addendum, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.

“Senior Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date minus (ii) Subordinated Indebtedness as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended.

“Senior Note Indenture” means the Indentures relating to the Existing Senior Notes, including all supplements, amendments or modifications thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means unsecured Indebtedness of the Borrower and the Guarantors, provided such Subordinated Indebtedness (a) is subordinate in payment to the Obligations pursuant to subordination provisions (i) in the case of publicly or privately-placed subordinated notes, substantially similar to those set forth in any Senior Note Indenture or otherwise reasonably approved in writing by the Administrative Agent or (ii) in the case of all other Subordinated Indebtedness, reasonably approved in writing by the Administrative Agent, (b) does not have a maturity date shorter than six (6) months following the Termination Date and (c) has covenants, taken as a whole, that are no more restrictive than the terms of the Loan Documents in any material respects, provided that, after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (whether directly or indirectly).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Rate” means a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin.

“TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means February 15, 2013; provided that in the event the Existing Senior Notes are either (a) repaid, repurchased or otherwise retired or (b) refinanced with debt (other than the Obligations) maturing later than December 15, 2015, the Termination Date shall be automatically extended to July 15, 2015.

“Total Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (i) any Subsidiary that at the time of determination shall have been designated as an Unrestricted Subsidiary by the Borrower in the manner provided below (and shall not have been subsequently designated or deemed to have been designated as a Restricted Subsidiary) and (ii) any Subsidiary of an Unrestricted Subsidiary.  Subject to Section 5.09(a), the Borrower may from time to time designate any Subsidiary (other than a Subsidiary that, immediately after such designation, shall hold any Indebtedness or Equity Interest in the Borrower or any Restricted Subsidiary) as an Unrestricted Subsidiary, and may designate any Unrestricted Subsidiary as a Restricted Subsidiary, so long as, immediately after giving effect to such designation, no Default shall have occurred and be continuing.  Any designation by the Borrower pursuant to this definition shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02   Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03   Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04   Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  References to quarters and months with respect to compliance with financial covenants and financial reporting obligations of the Borrower shall be fiscal quarters and fiscal months, except where otherwise indicated.

ARTICLE II
The Credits

SECTION 2.01   Commitments.

(a)   Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)   Notwithstanding paragraph (a) above, Revolving Loans (but excluding Revolving Loans that are Swingline Loans) may, at the option of the Borrower, be requested in, converted into or issued, as applicable, in one or more of the Alternative Currencies in an amount up to the Equivalent Amount of $60,000,000 calculated as of the date such Loans are requested.

SECTION 2.02   Loans and Borrowings.

(a)   Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)   Subject to Section 2.13, each Borrowing requested in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Borrowing requested in an Alternative Currency shall be comprised entirely of Alternative Currency Loans.  Each Lender may make any Eurodollar Loan or Alternative Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)   At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 or the Equivalent Amount in an Alternative Currency.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Commitments, (ii) that which is required to repay a Swingline Loan, or (iii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings and more than eight (8) Alternative Currency Borrowings outstanding.

(d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03   Requests for Borrowings.

To request a Revolving Loan, the Borrower shall provide notice (a) in the case of a Eurodollar Borrowing, by telephone to the Administrative Agent not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, by telephone to the Administrative Agent not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing or (c) in the case of any Alternative Currency Borrowing, in writing to the Alternative Currency Agent not later than 11:00 a.m. London time three (3) Business Days before the Borrowing Date; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)   the aggregate amount of the requested Borrowing;

(ii)   the date of such Borrowing, which shall be a Business Day;

(iii)   whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrower shall designate an Alternative Currency;

(iv)   in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)   the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified for Dollar denominated Loans, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Alternative Currency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04   Swingline Loans.

(a)   Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be in an amount that is not less than $100,000.

(b)   To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., Houston, Texas time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower to such account or accounts of the Borrower designated by the Borrower in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 3:30 p.m., Houston, Texas time, on the requested date of such Swingline Loan.

(c)   The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Houston, Texas time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05   Letters of Credit.

(a)   General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Administrative Agent and the Issuing Lender at least three Business Days (or such shorter period acceptable to the Issuing Lender) in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the standard form of the Issuing Lender in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

(c)   Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)   Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender, or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit for the Borrower’s own account or the account of any of its Subsidiaries, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or 2.04, that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders, the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower or any of its Subsidiaries that are caused by (a) the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or (b) the Issuing Lender’s gross negligence, willful misconduct or bad faith.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof (except with respect to gross negligence, willful misconduct and bad faith in which case the immediately prior sentence will apply), the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)   Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h)   Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)   Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, the Majority Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Administrative Agent (but, if so made, shall be limited to overnight bank loans or investments generally comparable to those described in clauses (a) through (e) of Permitted Investments) and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06   Funding of Borrowings.

(a)   Each Lender shall make each Eurodollar or ABR Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas  time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the proposed Lenders and shall make each Alternative Currency Loan to be made by it hereunder on the dates thereof by wire transfer of immediately available funds by 12:00 noon, London time, to the account of the Alternative Currency Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon plus any customary charges paid by the Alternative Currency Agent to its correspondent bank, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07   Interest Elections.

(a)   Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent or the Alternative Currency Agent, as applicable, of such election by telephone in the case of the Administrative Agent and in writing in the case of the Alternative Currency Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Alternative Currency Agent, as applicable, of a written Interest Election Request signed by the Borrower.

(c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)   the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrower shall designate an Alternative Currency; and

(iv)   if the resulting Borrowing is a Eurodollar Borrowing or an Alternative Currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or an Alternative Currency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  If the Borrower fails to deliver an Interest Election Request with respect to Alternative Currency Loans at least three (3) Business Days prior to the end of the Interest Period applicable thereto, then such Loan shall be payable at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or an Alternative Currency Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08   Termination and Reduction of Commitments.

(a)   Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b)   The Borrower may at any time terminate or from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the total Commitments.

(c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09   Repayment of Loans; Evidence of Debt.

The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(a)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)   The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)   Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 2.10   Prepayment of Loans.

(a)   The Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by the Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)   Each prepayment pursuant to Section 2.10 shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.

(c)   The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment or (iv) in the case of prepayment of an Alternative Currency Loan, not later than 11:00 a.m. London time, three (3) Business Days before the date of prepayment and shall provide written notice thereof to the Alternative Currency Agent at the same time.  Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts required to be paid under Section 2.15.

SECTION 2.11   Fees.

(a)   The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year during the Availability Period and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the unused Commitment of each Lender, Swingline Loans made by or deemed made or attributable to such Lender shall not count as usage.

(b)   The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which fee shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure in Dollars (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure in Dollars, but in no event less than $500, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year during the Availability Period shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)   The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrower and the Administrative Agent.

(d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12   Interest.

(a)   The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)   Each Swingline Loan shall bear interest at a rate per annum equal to the Swingline Rate.

(d)   The Loans comprising each Alternative Currency Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(e)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.

(f)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)   All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed with respect to an Alternative Currency Loan comprised of Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)   the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or an Alternative Currency Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and if any Borrowing Request requests an Alternative Currency Borrowing, such request shall be deemed to be withdrawn; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14   Increased Costs.

(a)   If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii)   impose on any Lender, the Issuing Lender or the London interbank market any other condition affecting this Agreement, Eurodollar Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Alternative Currency Loans (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)   If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)   A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)   Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, makes demand therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that no Lender shall seek compensation from the Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

SECTION 2.15   Break Funding Payments.

In the event of (a) the payment by an Obligor of any principal of any Eurodollar Loan or Alternative Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any Eurodollar Loan or Alternative Currency Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding any anticipated lost profits).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan or the rate applicable to Alternative Currency Loans, as applicable, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.16   Taxes.

Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lenders or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(a)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(b)   The Borrower shall indemnify the Administrative Agent, the Alternative Currency Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Alternative Currency Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(c)   As soon as practicable after a request is made by the Administrative Agent, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority, or other evidencing reasonably satisfactory to the Administrative Agent, evidencing payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority.

(d)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender or the Issuing Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or the Issuing Lender is subject to backup withholding or information reporting requirements.

(e)   If the Administrative Agent, the Alternative Currency Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, the Alternative Currency Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Alternative Currency Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Alternative Currency Agent or such Lender in the event the Administrative Agent, the Alternative Currency Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, the Alternative Currency Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)   In the case of a Lender or the Alternative Currency Agent that would be subject to withholding tax imposed by FATCA on payments made on the account of any obligation of the Borrower hereunder if such Lender or the Alternative Currency Agent fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Alternative Currency Agent, as the case may be, shall provide such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender or the Alternative Currency Agent, as the case may be, has complied with such Lender’s or the Alternative Currency Agent’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments.

SECTION 2.17   Payments; Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)   The Borrower shall make each payment required to be made by it hereunder on Loans denominated in Dollars (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Houston, Texas time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim.  The Borrower shall make each payment required to be made by it hereunder on Loans denominated in an Alternative Currency (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) on the date when due in the applicable Alternative Currency, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All payments in Dollars shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto.  All payments in Alternative Currencies shall be made to the Alternative Currency Agent at the place designated by the Alternative Currency Agent in its notice therefor, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent or the Alternative Currency Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18   Mitigation Obligations; Replacement of Lenders.

(a)   If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender suspends its obligation to fund Eurocurrency Loans pursuant to Section 2.13, or any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to Section 10.02 hereof, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment is expected to result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19   Increase of Commitments.

(a)   If no Default shall have occurred and be continuing, the Borrower may at any time during the Availability Period request one or more increases of the Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) the Commitment of any Lender may not be increased without such Lender’s consent, (ii)  the minimum amount of any such increase shall be $5,000,000 and (iii) the aggregate amount of the Lenders’ Commitments, after giving effect to any such increase, shall not exceed $250,000,000.

(b)   Following any Commitment Increase Notice, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (c) or (d) below, as applicable, by notifying the Administrative Agent.  Promptly and in any event within ten (10) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or financial institutions identified therein or such existing Lenders, additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

(c)   Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall notify the Administrative Agent of its agreement to participate in the increased Commitments within ten (10) Business Days of the date the Administrative Agent’s notice described in (b) above is sent and shall execute and deliver to the Administrative Agent a New Lender Agreement setting forth its Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and Schedule 2.01 and the definition of Commitment in Section 1.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $5,000,000.  Each New Lender Agreement and Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders or increasing Lenders.

(d)   Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.19 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 and the definition of Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase.  Any Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders and increasing Lenders.

(e)   The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of either (i) such corporate resolutions of the Borrower authorizing such increase or (ii) a certificate from the Borrower confirming that the corporate resolutions passed with the Transactions that occurred on the Effective Date are still in effect and have not been amended or rescinded.  Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(f)   If any bank or financial institution becomes a New Lender pursuant to Section 2.19(c) or any Lender’s Commitment is increased pursuant to Section 2.19(d), additional Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

(g)   If on any Re-Allocation Date there is an unpaid principal amount of  Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

(h)   Upon the effectiveness of any Commitment Increase Agreement, Section 2.09(b), Schedule 2.01 and other pertinent sections hereof shall be automatically and proportionately modified to reflect the increased Commitment, the exact figures to be agreed between the Borrower and the Administrative Agent, and all references to the Commitments shall be deemed amended mutatis mutandis.

(i)   Notwithstanding the foregoing, any New Lender must have the ability to fund Alternative Currencies with respect to which there are outstanding Loans and all Alternative Currencies described in (a), (b) and (c) of the definition of Alternative Currency.

SECTION 2.20   Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)   fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)   the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02), except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c)   if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)   all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)   if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)   if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)   if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v)   if all or any portion of such  Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent such LC Exposure is cash collateralized and/or reallocated; and

(d)   so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower, for itself and for each Restricted Subsidiary, and each Guarantor, for itself, represent and warrant to the Lenders that:

SECTION 3.01   Organization.

Each of the Borrower and the Restricted Subsidiaries on the date this representation is made or deemed to be made (i) to the extent applicable, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (iii) to the extent applicable, is duly qualified or licensed to conduct business and is in good standing in each such jurisdiction.  As of the Effective Date, other than those jurisdictions listed on Schedule 3.01, there are no jurisdictions in which the Borrower’s or any Restricted Subsidiary’s failure to be qualified or be in good standing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the Borrower’s knowledge, threatened.

SECTION 3.02   Authority Relative to this Agreement.

Each of the Obligors has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder.  The Transactions have been duly authorized by all necessary corporate, partnership or limited liability company action on the part of each Obligor that is a party thereto.  This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

SECTION 3.03   No Violation.

Except as set forth in Schedule 3.03, the Transactions will not:

(a)   result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of the Borrower or any Restricted Subsidiary or any resolution currently in effect adopted by the Board of Directors, shareholders, partners, members or managers of the Borrower or any Restricted Subsidiary;

(b)   result in the imposition of any Lien on any of the Equity Interests of the Borrower or any Restricted Subsidiary or any of their respective assets other than the Liens created under the Loan Documents;

(c)   result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement evidencing Indebtedness or any other material agreement to which the Borrower or any Restricted Subsidiary is a party or by which its properties or assets may be bound or (ii) any Governmental Approval held by, or relating to the business of, the Borrower or any Restricted Subsidiary;

(d)   require the Borrower or any Restricted Subsidiary to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or assign Liens created under the Loan Documents, (iii) filings required under applicable securities Laws, (iv) such as are required regardless of whether this Agreement is entered into by the Borrower or any Restricted Subsidiary, or (v) those which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect; or

(e)   violate any Law or Order applicable to the Borrower or any Restricted Subsidiary or by which their respective properties or assets may be bound.

SECTION 3.04   Financial Statements.

The Borrower has previously furnished to the Administrative Agent the following financial statements (collectively, the “Financial Statements”):  (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2009, and the related consolidated statements of operation, cash flows and changes in shareholders’ equity for the fiscal year then ended, the notes accompanying such Financial Statements, and the report of KPMG LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2010, and the related statements of operations, cash flows and changes in shareholders’ equity for the period then ended.  The Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations and cash flows of the Borrower and its Subsidiaries for the periods ended on such dates in accordance with GAAP for the periods covered thereby, subject, in the case of interim financial statements, to normal year-end adjustments, reclassifications and absence of footnotes.  Since December 31, 2009, there has been no change that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05   No Undisclosed Liabilities.

Except as set forth in Schedule 3.05 or as disclosed to the Administrative Agent and each Lender in accordance with Section 5.02(b), neither the Borrower nor any Restricted Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations referred to, reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which the Borrower or any Restricted Subsidiary is a party or otherwise subject, and (v) other Permitted Indebtedness.

SECTION 3.06   Litigation.

Except as disclosed to the Administrative Agent and each Lender in accordance with Section 5.02(c), the Borrower’s most recent form 10-K and form 10-Q filed with the SEC describe each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrower or any Restricted Subsidiary, threatened, (a) involving the Transactions, or (b) against the Borrower or any Restricted Subsidiary regarding the business or assets owned or used by the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07   Compliance with Law.

Except as set forth in Schedule 3.07, (i) each of the Borrower and the Restricted Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) as of the Effective Date, neither the Borrower nor any Restricted Subsidiary has received any notice of, nor does any of them have knowledge of, the assertion by any Governmental Authority or other Person of any such violation.

SECTION 3.08   Properties.

Each of the Borrower and the Restricted Subsidiaries owns (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or have valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted.  All such properties and assets are free and clear of all Liens except Permitted Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature which would materially interfere with an Obligor’s ability to conduct its business as currently conducted.  The properties of the Borrower and the Restricted Subsidiaries, taken as a whole, as to tangible, personal property, are in good operating order, condition and repair (ordinary wear and tear excepted).

SECTION 3.09   Intellectual Property

(a)   As of the Effective Date, none of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights owned by the Borrower or any Restricted Subsidiary (the “Intellectual Property”) has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Borrower nor any Restricted Subsidiary has received any written notice or claim of any infringement, misuse or misappropriation by the Borrower or any Restricted Subsidiary of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party, except as described in Schedule 3.09.

(b)   To the knowledge of the Borrower and the Restricted Subsidiaries, except as set forth in Schedule 3.09, the conduct by the Borrower and the Restricted Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10   Taxes.

All tax returns and reports of the Borrower and the Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and the Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (a) where the failure to pay such amounts could not be reasonably expected to have a Material Adverse Effect or (b) to the extent being actively contested by the Borrower or any Restricted Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

SECTION 3.11   Environmental Compliance.

Except as set forth in Schedule 3.12,

(a)   neither the Borrower nor any Restricted Subsidiary is in violation of any Environmental Law or is subject to any Environmental Liability, except to the extent such violation or such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)   neither the Borrower nor any Restricted Subsidiary has received any written notice of any claim with respect to any Environmental Liability which claims are currently outstanding or know of any basis for any Environmental Liability, except to the extent such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)   neither the Borrower nor any Restricted Subsidiary has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of any Environmental Law except to the extent such disposal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(d)   there is no proceeding pending against the Borrower or any Restricted Subsidiary by any Governmental Authority with respect to the presence of any Hazardous Material on or release of any Hazardous Material from any real property owned or operated at any time by the Borrower or any Restricted Subsidiary or otherwise used in connection with their respective businesses, except to the extent that if such proceeding were determined adversely to the Borrower or any Restricted Subsidiary, such determination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e)   neither the Borrower nor any Restricted Subsidiary has knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened release) from, on or under any real property owned or operated by the Borrower or any Restricted Subsidiary, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority except to the extent such remedial action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(f)   to the knowledge of the Borrower and the Restricted Subsidiaries, there is no underground storage tank located at any real property owned or operated by the Borrower or any Restricted Subsidiary, except to the extent that the presence of such tank, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12   Labor Matters.

As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened.  The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters except to the extent such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or any Restricted Subsidiary except to the extent that the nonpayment of such, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The consummation of the Transactions to occur on the Effective Date and the borrowing of Loans, use of proceeds thereof and issuance of Letters of Credit hereunder after the Effective Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

SECTION 3.13   Investment Company Status.

Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.14   Insurance.

Insurance maintained in accordance with Section 5.05 is in full force and effect.

SECTION 3.15   Solvency.

Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries on a going concern basis and on a consolidated basis, is greater than the total amount of debts and other liabilities of the Borrower and the Restricted Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Borrower and the Restricted Subsidiaries on a going concern basis and on a consolidated basis is not less than the amount that could reasonably be expected to be required to pay the probable liability of their debts and other liabilities, on a consolidated basis, as they become absolute and matured; (c) the Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities as they become absolute and mature; and (d) the Borrower and the Restricted Subsidiaries are not engaged in, and are not about to be engaged in, business or a transaction for which the Borrower’s and the Restricted Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital.  For purposes of this Section 3.15, (a) “fair value” shall mean the amount at which the assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having knowledge of the relevant facts, neither being under any compulsion to act, with equity to both; and (b) “present fair saleable value” shall mean the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

SECTION 3.16   ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17   Disclosure.

None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.18   Margin Stock.

No part of any Borrowing or any Swingline Loan shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U.  Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock.  No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board.

ARTICLE IV

Conditions

SECTION 4.01   Effective Date.

The effectiveness of this Agreement is subject to the conditions precedent that each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   The Administrative Agent shall have received each of the Security Documents from each applicable Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral free and clear of all Liens, other than Permitted Liens.

(c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, to the extent applicable, of each Obligor and each Restricted Subsidiary, the authorization of the Transactions to occur on the Effective Date, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions to occur on the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)   Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a promissory note payable to such Lender in a form approved by the Administrative Agent in its reasonable discretion.

(e)   The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)   The Administrative Agent shall have received a certificate from the Borrower confirming receipt of all material governmental and third party approvals, if any, necessary in connection with the financing contemplated hereby.

(g)   The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for the fiscal quarters ended March 31, 2010.

(h)   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(i)   The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrower and the Restricted Subsidiaries from their respective jurisdiction of formation and such reports shall not disclose any Liens other than Permitted Liens and any Liens securing the Indebtedness which will be paid in full on the Effective Date with the proceeds of a Borrowing.

(j)   The Lenders shall have received details of the legal structure of the Borrower which shall be reasonably satisfactory to the Lenders.

(k)   All membership and stock certificates of each Subsidiary of the Borrower described on Annex 3 to the Security Agreement shall have been delivered to Administrative Agent together with related stock and membership powers executed in blank by the Borrower.

(l)   The Administrative Agent shall have received evidence of insurance coverage of the Borrower and the Restricted Subsidiaries, which coverage shall be consistent with the requirements set forth in Section 5.05 and shall name the Administrative Agent as an additional insured and as a loss payee on the liability and casualty insurance policies.

(m)   The Administrative Agent shall have received satisfactory evidence that the indebtedness and other obligations under the Existing Credit Facility have been satisfied or will be satisfied with the proceeds from the Loans, that the commitments thereunder have been terminated and that all Liens securing the Existing Credit Facility have been terminated and released.

SECTION 4.02   Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)   The representations and warranties of the Borrower and the Restricted Subsidiaries set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent such representations and warranties were made as of a specific date, the same shall be required to have been true and correct in all material respects as of such specific date.

(b)   No Material Adverse Effect shall have occurred;

(c)   The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Administrative Agent and the Issuing Lender shall have received a request for the issuance of a Letter of Credit as required by Section 2.05(b); and

(d)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (d) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenant and agree with the Lenders that:

SECTION 5.01   Financial Statements.

The Borrower will furnish to the Administrative Agent and each Lender:

(a)   within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, or exception as to the scope of such audit by reason of any limitation which is imposed by the Borrower) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)   within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments, reclassifications and the absence of footnotes;

(c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit 5.01(c) (“Compliance Certificate”) and (i) certifying that the representations and warranties of the Borrower and the Restricted Subsidiaries contained in Article III and the Security Documents were true and correct in all material respects when made, and are repeated at and as of the date of such Compliance Certificate and are true and correct in all material respects at and as of such date, except for such representations and warranties as are by their express terms limited to a specific date, (ii) certifying that, since the later of the Effective Date or the most recent Compliance Certificate, no change has occurred in the business, financial condition or results of operations of the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect, (iii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iv) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.16, 6.17 and 6.18, (v) certifying that (A) the aggregate consolidated revenues and book value of the aggregate consolidated assets of all Unrestricted Subsidiaries is less than 10% of the aggregate consolidated revenues and book value of the aggregate consolidated assets of the Borrower and all of its Subsidiaries and (B) the aggregate consolidated revenues and book value of the aggregate consolidated assets of all Immaterial Domestic Subsidiaries is less than 10% of the aggregate consolidated revenues and book value of the aggregate consolidated assets of the Borrower and all of its Subsidiaries, in each case, for the most recently ended period of four (4) fiscal quarters, (vi) containing any notification by the Borrower of the elimination of the effect of any change in GAAP in accordance with Section 1.04, (vii) setting forth a comparison of the Consolidated Adjusted Pro Forma EBITDA as shown on most recent Compliance Certificate to the Consolidated Adjusted EBITDA for the same period, and (viii) including a reasonably detailed description of any adjustments attributable to Business Acquisitions as described in the definition of Consolidated Adjusted Pro Forma EBITDA which are included by the Borrower in its calculation of Consolidated Adjusted Pro Forma EBITDA for the period covered by such Compliance Certificate;

(d)   promptly upon receipt of any written complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Borrower or any of its Subsidiaries obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any Restricted Subsidiary, (ii) any release of Hazardous Materials on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case under clause (i), (ii) or (iii) above, in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial Officer of the Borrower, setting forth the details of such matter and the actions, if any, that the Borrower or such Restricted Subsidiary is required or proposes to take;

(e)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(f)   promptly following any request therefor, such information evidencing any adjustments attributable to Business Acquisitions as described in the definition of Consolidated Adjusted Pro Forma EBITDA and included in a Compliance Certificate delivered pursuant to clause (c) above;

(g)   within 90 days after the end of each fiscal year, copies of certificates evidencing or other evidence of all material insurance coverage maintained by the Borrower and the Restricted Subsidiaries; and

(h)   within 90 days after the end of each fiscal year, an annual budget of the Borrower and the Restricted Subsidiaries for the following fiscal year.

Documents required to be delivered pursuant to Section 5.01(a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or electronic copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02   Notices of Material Events.

The Borrower will furnish to the Administrative Agent and each Lender promptly and, in any event, within five Business Days after acquiring knowledge thereof, written notice of the following:

(a)   the occurrence of any Event of Default and the action that the Borrower or any Restricted Subsidiary is taking or proposes to take with respect thereto;

(b)   the incurrence of any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) by the Borrower or any Restricted Subsidiary, other than such liabilities and obligations referenced in clauses (i) through (v) of Section 3.05;

(c)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents; and

(d)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in unfunded liability of any Obligor resulting in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03   Existence; Conduct of Business.

Each Obligor shall and shall cause each Restricted Subsidiary to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any other transaction permitted under this Agreement.

SECTION 5.04   Payment of Obligations.

Each Obligor shall and shall cause each Restricted Subsidiary to pay its obligations, including liabilities for Taxes before the same shall become delinquent or in default, except (a) past due Taxes for which no fine, penalty, interest, late charge or loss has been assessed, (b) where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Obligor or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) where the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05   Maintenance of Properties; Insurance.

Each Obligor shall and shall cause each Restricted Subsidiary to (a) keep and maintain all property material to the conduct of the business of the Obligors and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) subject to Section 5.14, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06   Books and Records; Inspection Rights.

Each Obligor shall and shall cause each Restricted Subsidiary to keep proper, complete and consistent books of record that are true and correct in all material respects with respect to such Person’s operations, affairs, and financial condition.  Each Obligor shall and shall cause each Restricted Subsidiary to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in the absence of an Event of Default, the representatives of the Administrative Agent shall not visit or inspect such properties more often than once per calendar year), subject in each case, to any restrictions or confidentiality agreements existing in favor of third parties.

SECTION 5.07   Compliance with Laws.

Each Obligor shall and shall cause each Restricted Subsidiary to comply with all Laws (excluding Laws referenced in Sections 5.10 and 5.12, which compliance shall be governed by such Sections) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08   Use of Proceeds and Letters of Credit.

The proceeds of the Loans and Letters of Credit will be used only to (i) fund the potential call, tender or open market purchase of the Existing Senior Notes; (ii) pay the fees, expenses and other transaction costs of the Transactions; and (iii) fund working capital needs and general corporate purposes of the Borrower and the Restricted Subsidiaries, including the making of Business Acquisitions and other acquisitions of property.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09   Additional Guarantees and Security Documents.

(a)   The Borrower at all times shall cause all Material Domestic Subsidiaries that are Restricted Subsidiaries to be Guarantors.

(b)   If at any time, (i) the aggregate consolidated revenues of the Unrestricted Subsidiaries exceed ten percent (10%) of the aggregate total consolidated revenue of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters or (ii) the book value of the aggregate consolidated assets of the Unrestricted Subsidiaries exceeds ten percent (10%) of the book value of the aggregate total consolidated assets of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters, the Borrower shall promptly cause one or more of said Unrestricted Subsidiaries to be designated as a Restricted Subsidiary, such that, after giving effect to such designation, both the aggregate consolidated revenues and the book value of the aggregate consolidated assets of all Unrestricted Subsidiaries are less than ten percent (10%) of the total consolidated revenue and total book value of the consolidated assets of the Borrower and all of its Subsidiaries.  In addition, (i) to the extent that such new Restricted Subsidiary is a Domestic Subsidiary, the Borrower or any Restricted Subsidiary, as applicable, shall cause such new Restricted Subsidiary to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Restricted Subsidiary as the Administrative Agent shall reasonably request and (ii) to the extent that such new Restricted Subsidiary is a first-tier Foreign Subsidiary, the Borrower or applicable Restricted Subsidiary, as applicable, shall execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Restricted Subsidiary as the Administrative Agent shall reasonably request, including any documents necessary to pledge 66% of the Equity Interests of such new Restricted Subsidiary.

(c)   If at any time, (i) the aggregate consolidated revenues of Immaterial Domestic Subsidiaries that are not Guarantors exceed ten percent (10%) of the aggregate total consolidated revenue of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters or (ii) the book value of the aggregate consolidated assets of the Immaterial Domestic Subsidiaries that are not Guarantors exceeds ten percent (10%) of the book value of the aggregate total consolidated assets of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters, the Borrower or any Restricted Subsidiary, as applicable, shall promptly cause one or more of said Immaterial Domestic Subsidiaries to execute an Addendum and deliver to the Administrative Agent such other documents relating to such Immaterial Domestic Subsidiary as the Administrative Agent shall reasonably request, such that, after giving effect to such Addendum, both the aggregate consolidated revenues and the book value of the aggregate consolidated assets of all Immaterial Domestic Subsidiaries that are not Guarantors are less than ten percent (10%) of the total consolidated revenue and total book value of the consolidated assets of the Borrower and all of its Subsidiaries.  In addition, any such Immaterial Domestic Subsidiary that becomes a Guarantor shall also be designated as a Restricted Subsidiary, to the extent not already a Restricted Subsidiary.

(d)   Within 30 days after the Borrower acquires or creates a new Subsidiary, the Borrower shall notify the Administrative Agent and shall provide the constituent documents for such new Subsidiary, and (i) to the extent that such Subsidiary is a Material Domestic Subsidiary that is a Restricted Subsidiary or to the extent such Subsidiary would otherwise be required to be a Guarantor under clause (b) or (c) above, the Borrower or any Subsidiary, as applicable, shall cause such new Subsidiary to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section and (ii) to the extent that such Subsidiary is not a Material Domestic Subsidiary that is a Restricted Subsidiary, the Borrower shall or shall cause its Subsidiaries to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request, including any documents necessary to pledge all of the capital stock or other Equity Interests in all Restricted Subsidiaries; provided, in the case of a Restricted Subsidiary that is a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, only the capital stock and other Equity Interests of such a Foreign Subsidiary that is a first-tier Foreign Subsidiary (i.e., a Foreign Subsidiary the stock of which is directly held by the Borrower or a Domestic Subsidiary) shall be pledged and such pledge shall be limited to 66% of such capital stock or Equity Interests of such first-tier Foreign Subsidiary, and none of the capital stock or Equity Interests of any Subsidiary of such first-tier Foreign Subsidiary shall be pledged.

(e)   At any time, the Borrower may, in its sole discretion, elect to cause one or more Restricted Subsidiaries that are not then Guarantors to become Obligors by notifying the Administrative Agent of such election and causing such Restricted Subsidiary to execute an Addendum and deliver such Addendum to the Administrative Agent together with such other documents relating to such new Obligor as the Administrative Agent shall reasonably request.

SECTION 5.10   Compliance with ERISA.

In addition to and without limiting the generality of Section 5.07, each Obligor shall and shall cause each Restricted Subsidiary to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, except to the extent such liability could not reasonably be expected to result in a Material Adverse Effect, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, except to the extent such penalty or tax could not reasonably be expected to result in a Material Adverse Effect, (d) operate each employee benefit plan in such a manner that could not reasonably be expected to result in the incurrence of any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such tax liability or liability to any qualified beneficiary could not reasonably be expected to have a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

SECTION 5.11   Compliance With Agreements.

Each Obligor shall and shall cause each Restricted Subsidiary to comply in all respects with each material contract or agreement to which it is a party, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; provided that such Obligor or Restricted Subsidiary may contest any such contract or agreement or any portion thereof in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 5.12   Compliance with Environmental Laws; Environmental Reports.

Each Obligor shall and shall cause each Restricted Subsidiary to (i) comply with all Environmental Laws applicable to its operations and real property except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (ii) obtain and renew all Governmental Approvals required under Environmental Laws applicable to its operations and real property except to the extent that the failure to obtain or renew such approvals could not reasonably be expected to result in a Material Adverse Effect; and (iii) conduct any Response in accordance with Environmental Laws except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither such Obligor nor any Restricted Subsidiary shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.13   Maintain Business.

Each Obligor shall and shall cause each Restricted Subsidiary to continue to engage primarily in the business or businesses being conducted on the Effective Date and other reasonable expansions and extensions of such business.

SECTION 5.14   Further Assurances.

Each Obligor shall and shall cause each Restricted Subsidiary to execute, acknowledge and deliver, at its own cost and expense, all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Majority Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents, including all such actions to establish, preserve, protect and (to the extent required under the Security Documents or as otherwise provided in this Agreement) perfect the estate, right, title and interest of the Lenders, or the Administrative Agent for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenant and agree with the Administrative Agent and the Lenders that:

SECTION 6.01   Indebtedness.

None of the Obligors or any Restricted Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a)   Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions and refinancings hereof or thereof;

(b)   Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)   Subordinated Indebtedness, including, without limitation, the Existing Senior Notes;

(d)   Indebtedness incurred to finance the acquisition, construction or improvement of any assets by an Obligor or any Restricted Subsidiary that is a Domestic Subsidiary, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets by an Obligor or any Restricted Subsidiary that is a Domestic Subsidiary or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness outstanding under this clause (d) shall not exceed $25,000,000 at any time and, when combined with amounts outstanding under clauses (e) and (l) of this Section, shall not exceed $50,000,000 at any time;

(e)   Indebtedness incurred to finance the acquisition, construction or improvement of any assets by any Restricted Subsidiary that is a Foreign Subsidiary, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets by any Restricted Subsidiary that is a Foreign Subsidiary or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness outstanding under this clause (e) shall not exceed $25,000,000 at any time and, when combined with amounts outstanding under clauses (d) and (l) of this Section, shall not exceed $50,000,000 at any time;

(f)   Indebtedness owed by one Obligor to another Obligor and Indebtedness owed by an Obligor to any Restricted Subsidiary that is not an Obligor;

(g)   Indebtedness of any Restricted Subsidiary in existence on the date on which such Restricted Subsidiary is acquired by the Borrower (but not incurred or created in connection with such acquisition); provided (i) neither the Borrower nor any other Restricted Subsidiary has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any other Restricted Subsidiary is bound with respect to such Indebtedness and (iii) the aggregate principal amount of all Indebtedness outstanding under this clause (g) shall not exceed $5,000,000 at any time;

(h)   Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;

(i)   Indebtedness associated with accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due or which are being actively contested by the Borrower or the applicable Restricted Subsidiary in good faith and by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(j)   Indebtedness constituting Investments permitted by clauses (f) and (h) of Section 6.05;

(k)   Indebtedness incurred pursuant to Swap Agreements permitted by Section 6.06;

(l)   other Indebtedness in an aggregate amount not to exceed $50,000,000 outstanding at any time when combined with amounts outstanding under clauses (d) and (e) of this Section; and

(m)   guarantees of Indebtedness permitted by clauses (c), (d), (e), (k) and (l) of this Section.

SECTION 6.02   Liens.

None of the Obligors or any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)   Permitted Encumbrances;

(b)   Liens in favor of the Administrative Agent or the Lenders created by the Security Documents;

(c)   any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any property or asset of the Borrower or any Restricted Subsidiary other than such property or asset to which such Lien applies on the Effective Date and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)   Liens on assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) or (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than the proceeds of, and insurance proceeds related to, such assets;

(e)   Liens on assets of any Restricted Subsidiary in existence on the date such Restricted Subsidiary is acquired by the Borrower (but not created in connection with such acquisition) securing Indebtedness permitted under Section 6.01(g); provided that (i) such Lien shall not apply to any property of asset of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition;

(f)   Liens on the assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 6.01(k); and

(g)   Liens on cash securing obligations of the Borrower to providers of vault services with respect to such cash.

SECTION 6.03   Fundamental Changes.

None of the Obligors or any Restricted Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and, if such transaction involves the Borrower, the Borrower shall survive such transaction:

(a)   any Restricted Subsidiary may merge into or consolidate with the Borrower;

(b)   any Restricted Subsidiary that is a Wholly-Owned Subsidiary may merge into or consolidate with any other Restricted Subsidiary that is a Wholly-Owned Subsidiary; provided that if such transaction involves an Obligor, the Obligor survives such transaction;

(c)   any Restricted Subsidiary may merge into or consolidate with any other Person so long as either (i) such Restricted Subsidiary is the surviving entity of such merger or consolidation or (ii) if such Restricted Subsidiary is not the surviving entity, the surviving entity and/or the Borrower, as applicable, complies with the provisions of Section 5.09(d) within thirty (30) days of such merger or consolidation;

(d)   any Obligor or any Restricted Subsidiary that is not an Obligor may change its jurisdiction of organization so long as, in the case of an Obligor, it complies with Section 6.12 hereof;

(e)   any Restricted Subsidiary that is not an Obligor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and could not be reasonably expected to result in a Materially Adverse Effect; and

(f)   any Unrestricted Subsidiary may merge into or consolidate with any Obligor or any Restricted Subsidiary that is not an Obligor so long as (i) such Obligor or such Restricted Subsidiary that is not an Obligor is the surviving entity of such merger or consolidation and (ii) the Borrower provides an officer’s certificate to the Administrative Agent, executed by a Financial Officer of the Borrower, certifying that, after giving effect to such merger or consolidation, the Borrower is in pro forma compliance with Sections 6.16, 6.17 and 6.18.

SECTION 6.04   Asset Sales.

None of the Obligors or any Restricted Subsidiary will make any Asset Sale except, if at the time thereof and immediately after giving effect thereto, with respect to clause (a), no Default or Event of Default shall have occurred and be continuing:

(a)   the Borrower or any Restricted Subsidiary may make any Asset Sale, including sale-leaseback transactions, if (i) the consideration therefor is not less than the fair market value of the related asset and (ii) after giving effect thereto, the aggregate fair market value of the assets as reasonably determined by the Borrower disposed of in all Asset Sales (other than Asset Sales permitted under the other clauses of this Section 6.04) during any fiscal year would not exceed five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis;

(b)   (i) any Obligor may sell, transfer, lease or otherwise dispose of its assets to another Obligor, and (ii) any Restricted Subsidiary that is not an Obligor may sell, transfer, lease or otherwise dispose of its assets to any Obligor or any other Restricted Subsidiary;

(c)   sales, exchanges and transfers consisting of Investments permitted by Section 6.05;

(d)   sales, exchanges and transfers of inventory in the ordinary course of business;

(e)   sales, exchanges and transfers of equipment and other property which is replaced by equipment or property of at least comparable value and use or which is discontinued, obsolete, worn out or no longer used or useful to such Person’s business, all in the ordinary course of business;

(f)   sales, exchanges and transfers of chattel paper to third parties pursuant to arm’s-length transaction for fair value in the ordinary course of business;

(g)   leases entered into by any Obligor with any Restricted Subsidiary that is not an Obligor to lease assets to such Restricted Subsidiary that is not an Obligor so long as (i) the fair market value of the assets leased under this clause (g) shall not exceed $40,000,000 at any time and (ii) such leases are at prices and on terms and conditions not less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties; and

(h)   leases or financing contracts entered into with third parties to lease or finance such third parties’ purchase of ATM Equipment.

SECTION 6.05   Investments.

None of the Obligors or any Restricted Subsidiary will make an Investment in any other Person, except:

(a)   Permitted Investments;

(b)   Business Acquisitions permitted by Section 6.11;

(c)   Investments listed on Schedule 6.05;

(d)   Investments by an Obligor in any other Obligor;

(e)   Investments by an Obligor in any Restricted Subsidiary that is not an Obligor; provided that the aggregate amount of Investments outstanding pursuant to this clause (e) shall not exceed $25,000,000 at any time;

(f)   Investments arising out of loans and advances for expenses, travel per diem and similar items in the ordinary course of business to directors, officers and employees in an aggregate amount not to exceed $500,000 at any time;

(g)   shares of stock, obligations or other securities received in the settlement of claims arising in the ordinary course of business; and

(h)   Investments not otherwise permitted under this Section 6.05 in an aggregate amount not to exceed $10,000,000 at any time.

SECTION 6.06   Swap Agreements.

None of the Obligors nor any Restricted Subsidiary will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or manage the interest rate exposure associated with vault cash procurement, any debt securities, debt facilities or leases (existed or forecasted) of the Borrower or any Restricted Subsidiary, (b) Swap Agreements entered into to hedge or manage the convertibility feature of convertible Subordinated Indebtedness, (c) Swap Agreements for foreign exchange or currency exchange management or (d) Swap Agreements to hedge or manage any exposure that the Borrower or any Restricted Subsidiary may have to counterparties under other Swap Agreements such that, in each case, such Swap Agreements are entered into in the ordinary course of business and the combination of such Swap Agreements, taken as a whole, is for risk management purposes and not speculative.

SECTION 6.07   Restricted Payments.

None of the Obligors nor any Restricted Subsidiary will declare or make, or agree to pay or make, any Restricted Payment, except:

(a)   dividends or distributions on capital stock of the Borrower so long as at the time of such dividend or distribution, and after giving pro forma effect thereto, (i) no Revolving Loans or Swingline Loans are outstanding, (ii) no Event of Default exists and (iii) the Borrower is in compliance with Section 6.18;

(b)   dividends or distributions on Equity Interests of Restricted Subsidiaries ratably with respect to such Equity Interests;

(c)   payments of dividends and distributions made with shares or units of capital stock of the Borrower;

(d)   redemptions of capital stock of employees, directors or officers of the Borrower on the following conditions: (i) if no Revolving Loans or Swingline Loans are outstanding at the time of such redemption, the amount of such redemption shall not be limited, so long as, if the amount of such redemption, when combined with all other redemptions made under this clause (d) in the same calendar year, exceeds $5,000,000, the Borrower demonstrates pro forma compliance with Section 6.18; and (ii) if Revolving Loans or Swingline Loans are outstanding at the time of such redemption, the amount of such redemption, when combined with all other redemptions made under this clause (d) in the same calendar year, shall not exceed $5,000,000; and

(e)   redemptions of capital stock of Persons other than employees, directors or officers of the Borrower on the following conditions: (i) if no Revolving Loans or Swingline Loans are outstanding at the time of such redemption, the amount of such redemption shall not be limited, so long as, if the amount of such redemption, when combined with all other redemptions made under this clause (e) during the term of this Agreement, exceeds $10,000,000, the Borrower demonstrates pro forma compliance with Section 6.18; and (ii) if Revolving Loans or Swingline Loans are outstanding at the time of such redemption, the amount of such redemption, when combined with all other redemptions made under this clause (e) during the term of this Agreement, shall not exceed $10,000,000.

SECTION 6.08   Prepayments of Indebtedness.

The Borrower will not voluntarily prepay or redeem any Indebtedness, except:

(a)   prepayments of Indebtedness created under the Loan Documents in accordance with this Agreement;

(b)   refinancings of Permitted Indebtedness to the extent such refinancing is permitted by this Agreement;

(c)   the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by this Agreement;

(d)   voluntary prepayments and redemptions made with shares of capital stock of the Borrower and proceeds of offerings of capital stock of the Borrower;

(e)   voluntary prepayments and redemptions constituting calls, tenders or open market purchases of the Existing Senior Notes with an aggregate par value not to exceed $100,000,000; and

(f)   voluntary prepayments and redemptions, other than those made under the other clauses of this Section, so long as at the time of such prepayment or redemption and after giving pro forma effect thereto, no Event of Default shall exist and the Senior Leverage Ratio shall not exceed 2.0 to 1.0.

SECTION 6.09   Transactions with Affiliates.

None of the Obligors nor any Restricted Subsidiary will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 6.07, (c) any transaction between or among Obligors, (d) any transaction between or among Restricted Subsidiaries that are not Obligors and (e) Investments permitted by Section 6.05.

SECTION 6.10   Restrictive Agreements.

None of the Obligors nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Obligor or any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, (c) the ability of any Obligor or any Restricted Subsidiary to make or repay loans or advances to any Obligor or (d) the ability of any Obligor or any Restricted Subsidiary to guarantee Indebtedness of any Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement or by Swap Agreements entered into by Foreign Subsidiaries and secured as permitted by Section 6.02(e), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, including, without limitation, secured Indebtedness permitted by Section 6.01(g), provided that such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or encumbrances on the property that is the subject thereof.

SECTION 6.11   Business Acquisitions.

None of the Obligors nor any Restricted Subsidiary will make any Business Acquisitions except that an Obligor or any Restricted Subsidiary shall be permitted to make Business Acquisitions so long as (a) no Event of Default shall exist before or immediately after giving effect to such Business Acquisition, (b) the Senior Leverage Ratio calculated on a pro forma basis shall not be greater than 2.0 to 1.0, (c) the Borrower shall be in pro forma compliance with Sections 6.17 and 6.18 and (d) if the consideration for such Business Acquisition is equal to or greater than $25,000,000, the Borrower shall have given the Administrative Agent at least ten (10) days prior written notice of such Business Acquisition together with an officer’s certificate executed by a Financial Officer of the Borrower, certifying as to compliance with the requirements of this Section and containing calculations demonstrating compliance with clauses (b) and (c) of this Section; provided that the consideration for Business Acquisitions of Persons that do not become Obligors shall not exceed $50,000,000 in the aggregate during the term of this Agreement; provided, further that the proceeds received by an Obligor from unrelated third parties pursuant to Assets Sales permitted under Section 6.04 which Asset Sales consist of substantially all of the assets of any division, business unit or line of business of the Borrower or any Restricted Subsidiary shall be netted against any amounts reducing such maximum amount.  The consummation of each Business Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted under the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

SECTION 6.12   Constitutive Documents.

None of the Obligors nor any Restricted Subsidiary will amend its charter or by-laws or other constitutive documents in any manner which could reasonably be expected to have a Material Adverse Effect on the rights of the Lenders under this Agreement or their ability to enforce the same; provided, however, the Obligors or any Restricted Subsidiary shall be permitted after the date hereof to amend its constitutive documents for the purpose of (a) changing its jurisdiction of organization so long as the Administrative Agent is given thirty (30) Business Days prior written notice of such change and (b) effecting any transaction permitted under the terms of this Agreement.

SECTION 6.13   Capital Expenditures.

None of the Obligors nor any Restricted Subsidiary will make any Capital Expenditures; provided that an Obligor or any Restricted Subsidiary shall be permitted to make Capital Expenditures so long as at the time of, and after giving pro forma effect to, such Capital Expenditure, the Borrower is in compliance with Section 6.18.

SECTION 6.14   Amendment of Subordinated Indebtedness.

The Borrower will not amend any term of any document evidencing Subordinated Indebtedness, including, without limitation, the Senior Note Indenture, if (a) the effect thereof would be to shorten the maturity or average life thereof or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (b) such action would add any covenant or event of default which is more onerous than those contained therein on the Effective Date or, if such Subordinated Indebtedness is incurred after the Effective Date, on the date such Subordinated Indebtedness is incurred, provided that the foregoing shall not prohibit (i) the execution of supplemental indentures associated with the incurrence of additional Senior Notes to the extent permitted by Section 6.01, (ii) the execution of other indentures or agreements in connection with the issuance of a permitted refinancing of the Senior Notes or (iii) the execution of supplemental indentures to add guarantors if required by the terms of the Senior Note Indenture provided the Borrower and such Person comply with Section 5.09.

SECTION 6.15   Changes in Fiscal Year.

The Borrower shall not change the end of its fiscal year to a date other than December 31 of each year.

SECTION 6.16   Senior Leverage Ratio.

The Borrower shall not, as of the last day of any fiscal quarter, permit the Senior Leverage Ratio to exceed 2.25 to 1.0.

SECTION 6.17   Total Leverage Ratio.

The Borrower shall not, as of the last day of any fiscal quarter, permit the Total Leverage Ratio to exceed 4.0 to 1.0.

SECTION 6.18   Fixed Charge Coverage Ratio.

The Borrower shall not, as of the last day of any fiscal quarter,  permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01   Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)   the Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents which amount has been invoiced, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d)   the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)   the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days following the earlier of (i) the date on which such failure first became known to any Financial Officer of the Borrower or (ii) notice of such failure from the Administrative Agent;

(f)   the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(g)   any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)   the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)   the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k)   one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of Borrower or such Restricted Subsidiary to enforce any such judgment;

(l)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect;

(m)   a proceeding shall be commenced by the Borrower or any Restricted Subsidiary seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)   any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents or as otherwise permitted under this Agreement) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender; or

(o)   a Change in Control occurs;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iii) increase the rate charged on all Loans to the Default Rate (after the acceleration thereof), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).

SECTION 7.02   Cash Collateral.

In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Borrower shall pay to the Administrative Agent in such amounts and at such times as contemplated by Section 2.05(j).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, with the approval of Borrower, which shall not be unreasonably withheld, conditioned or delayed, and shall not be required during the existence of an Event of Default, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

SECTION 9.01   The Guarante.

Each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan, and the full and punctual payment of all other Obligations payable by the Borrower or any other Guarantor under the Loan Documents.  Upon failure by the Borrower or any other Guarantor to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.  This Guarantee is a guaranty of payment and not of collection.  The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrower, the Guarantors or any other Person or any Collateral.  The Guarantor agrees that, as between the Guarantor and the Lenders, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by each Guarantor for the purposes of this Guaranty.

SECTION 9.02   Guaranty Unconditional.

The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)   any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Guarantor under the Loan Documents, by operation of law or otherwise other than the full payment thereof;

(b)   any modification, amendment or waiver of or supplement to the Loan Documents;

(c)   any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Guarantor under the Loan Documents;

(d)   any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Guarantor contained in the Loan Documents;

(e)   the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)   any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Loan or any other amount payable by the Borrower or any other Guarantor under the Loan Documents; or

(g)   any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Furthermore, notwithstanding that the Borrower may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which the Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against the Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.

SECTION 9.03   Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances.

Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.  The Guarantors jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith, gross negligence or willful misconduct of such Lender.

SECTION 9.04   Waiver by Each Guarantor.

Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article other than to the extent expressly provided for in favor of the Guarantors in any of the Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person.

SECTION 9.05   Subrogation.

Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been paid in full.  If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.

SECTION 9.06   Stay of Acceleration.

If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

SECTION 9.07   Limit of Liability.

The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the lesser of (i) the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law and (ii) the amount equal to ninety-five percent (95%) of such Guarantor’s net worth as of the Effective Date.

SECTION 9.08   Release upon Sale.

Upon any sale of any Guarantor permitted by this Agreement, such Guarantor (a) be released from its obligations as a Guarantor hereunder, (b) all Liens securing such Guaranty shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the Borrower and receipt by the Administrative Agent of a certificate from the Borrower certifying no Default or Event of Default exists.

SECTION 9.09   Benefit to Guarantor.

Each Guarantor acknowledges that the Loans made to the Borrower may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

ARTICLE X

Miscellaneous

SECTION 10.01   Notices.

(a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)   if to the Borrower, to:

   3250 Briarpark Drive, Suite 400
   Houston, Texas  77042
   Attention:  Todd Ruden
   Telecopy No.: (832) 308-4750
   Telephone No. (for confirmation): (832) 308-4150

   with a copy to:

   Vinson & Elkins LLP
   First City Tower
   1001 Fannin, Suite 2500
   Houston, Texas  77002
   Attention:  John A. Thomas
   Telecopy No.:  (713) 615-5651
   Telephone No. (for confirmation):  (713) 758-2856

(ii)   if to a Guarantor, to it in care of the Borrower;

(iii)              if to the Administrative Agent, to

JPMorgan Chase Bank, N.A.
Loan and Agency Service Group
711 Fannin, 10th Floor
Houston, Texas 77002
Attention: John Stucker
Telecopy No.: c/o Keely Scott (312) 385-7103
Telephone No. (for confirmation): (713) 216-3769

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Martha (“Marty”) Smith DeBusk
Telecopy No.: (713) 238-7202
Telephone No. (for confirmation): (713) 220-4372

(iv)             if to the Alternative Currency Agent, to

J.P. Morgan Europe Limited
125 London Wall
London EC2Y 5AJ
Telephone No.: 44 207 777 2434/+207 777 2542
Facsimile No.: 44 207 777 2360
Attention: The Manager

(v)              if to the Issuing Lender, to

JPMorgan Chase Bank, N.A.
Loan and Agency Service Group
711 Fannin, 10th Floor
Houston, Texas 77002
Attention: John Stucker
Telecopy No.: c/o Keely Scott (312) 385-7103
Telephone No. (for confirmation): (713) 216-3769

(vi)             if to the Swingline Lender, to

JPMorgan Chase Bank, N.A.
Loan and Agency Service Group
711 Fannin, 10th Floor
Houston, Texas 77002
Attention: John Stucker
Telecopy No.: c/o Keely Scott (312) 385-7103
Telephone No. (for confirmation): (713) 216-3769

(vii)            if to any other Lender, to it at its address (or telecopy number)

set forth in its Administrative Questionnaire.

(b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02   Waivers; Amendments.

(a)   No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower or Guarantors therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any provisions of Section 2.20 or the definition of “Defaulting Lender”, without the written consent of each Lender, (vi) change any of the provisions of this Section 10.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release all or a material portion of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, transferred or otherwise disposed of to the extent such transaction is permitted hereunder, or (viii) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by the Credit Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

SECTION 10.03   Expenses; Indemnity; Damage Waiver.

(a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender for fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Lender and all other reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)   (I) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; AND WHETHER OR NOT CAUSED BY THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE, PROVIDED FURTHER THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure and unused Commitments at the time.

(d)   To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)   All amounts due under this Section shall be payable no later than ten (10) Business Days from written demand therefor.

SECTION 10.04   Successors and Assigns.

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

   (A)   the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of a Lender or if any Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

   (B)   the Administrative Agent, the Issuing Lender and the Swingline Lender;

   (ii)   Assignments shall be subject to the following additional conditions:

   (A)   except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect to such assignment, the assigning Lender Commitment or Loans shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent or unless the assignment is of 100% of the assigning Lender’s Commitment and Loans, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

   (B)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

   (C)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

   (D)   the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Borrower or Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws;

   (E)   prior to any assignment to an assignee that is not a Lender, the Lender making such an assignment shall first offer the assignment to the other Lenders who shall have five (5) Business Days to purchase the assignment on the same terms as are proposed to such non-Lender assignee; and

   (F)   notwithstanding the foregoing, any assignee must have the ability to fund Alternative Currencies with respect to which there are outstanding Loans and all Alternative Currencies described in (a) and (b) of the definition of Alternative Currency.

Section 10.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

(iii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)   (i) Any Lender may, without the consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such participations must be approved by the Borrower so long as no Event of Default has occurred and is continuing, such approval not to be unreasonably withheld, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (D) such Lender shall notify the Administrative Agent in writing immediately upon any such participation, and (E) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)   A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(d) as though it were a Lender.

(d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05   Survival.

All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06   Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07   Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08   Right of Setoff.

Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09   Governing Law; Jurisdiction; Consent to Service of Process.

(a)   This Agreement and the Loan Documents shall be construed in accordance with and governed by the Law of the State of Texas without regard to any choice-of-law provisions that would require the application of the Law of another jurisdiction provided, to the extent any of the Security Documents recite that they are governed by the Law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of any Collateral) requires application of or compliance with the Law of another jurisdiction, such provisions and concepts shall be controlling.

(b)   The Borrower and Guarantors hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the District Courts of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State Court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or Guarantors or their properties in the courts of any jurisdiction.

(c)   The Borrower and Guarantors hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10   WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11   Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12   Confidentiality.

Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and use such Information solely in connection with the consideration, administration, documentation, implementation, syndication or negotiation of the Transactions, except that Information may be disclosed (a) to its Related Parties who need to know the Information in order to consider, administer, document, implement, syndicate or negotiate the terms of the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any party hereto or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower, any of its Subsidiaries, any of its Foreign Subsidiaries, or any of its Affiliates.  Notwithstanding the foregoing, none of the Lenders, the Administrative Agent or the Alternative Currency Agent shall (i) use the Information in connection with the performance by the Administrative Agent of services for other companies or (ii) furnish any Information to other companies.  For the purposes of this Section, “Information” means (a) all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower, any of its Subsidiaries, any of its Foreign Subsidiaries, any of its Affiliates or any Related Party of the foregoing and (b) the details of this Agreement, including the size of the facility or the pricing of this facility, to the extent that a third party could identify the Borrower as the obligor hereunder.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  If the Administrative Agent, the Issuing Lender or any Lender is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any or all of the Information, the Administrative Agent, the Issuing Lender or such Lender will provide the Borrower with prompt notice of such event (to the extent that such notice does not contravene any applicable law or similar regulation) so that the Borrower may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Administrative Agent, the Issuing Lender or such Lender.  If the Borrower determines to seek such protective order or other remedy, the Administrative Agent, the Issuing Lender or such Lender will cooperate with the Borrower in seeking such protective order or other remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict the Administrative Agent, the Issuing Lender or any Lender from providing information to any bank regulatory authority or any other regulatory or governmental authority, including the Board and its supervisory staff; (b) require or permit the Administrative Agent, the Issuing Lender or any Lender to disclose to the Borrower that any information will be or was provided to the Board or any of its supervisory staff; or (c) require or permit the Administrative Agent, the Issuing Lender or any Lender to inform the Borrower of a current or upcoming Board examination or any nonpublic Board supervisory initiative or action.

SECTION 10.13   Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Obligations (or, if the applicable Loans shall have been paid in full, refunded to the Borrower of such interest).  The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

SECTION 10.14   USA Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.15   Final Agreement of the Parties.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES IN REGARD TO THE MATTERS DESCRIBED HEREIN.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	CARDTRONICS, INC., a Delaware corporation

	By:	/s/ Todd Ruden
Todd Ruden Senior Vice President – Planning & Treasurer

GUARANTOR:	CARDTRONICS USA, INC., a Delaware corporation

	By:	/s/ Todd Ruden
Todd Ruden Treasurer

GUARANTOR:	CARDTRONICS HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Todd Ruden
Todd Ruden Treasurer

GUARANTOR:	ATM NATIONAL, LLC, a Delaware limited liability company

	By:	/s/ Todd Ruden
Todd Ruden Treasurer

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ John Sarvadi
John Sarvadi Managing Director

ALTERNATIVE CURRENCY AGENT:	J.P. MORGAN EUROPE LIMITED

	By:	/s/ Belinda Lucas
Name: Belinda Lucas Title: Associate

SYNDICATION AGENT AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Gary L. Mingle
Name: Gary L. Mingle Title: Senior Vice-President

DOCUMENTATION AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ John Kallina
Name: John Kallina Title: Vice President

LENDER:	AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ Melinda N. Jackson
Name: Melinda N. Jackson Title: Senior Vice President

LENDER:	COMPASS BANK

	By:	/s/ Frank Carvelli
Name: Frank Carvelli Title: Vice President

LENDER:	SUNTRUST BANK

	By:	/s/ David A. Bennett
Name: David A. Bennett Title: Vice President

LENDER:	ALLIED IRISH BANKS, plc

	By:	/s/ Joseph Augustini
Joseph Augustini Senior Vice President

By:	/s/ Roisin O’Connell
Roisin O’Connell Vice President

SCHEDULE 2.01

COMMITMENTS

Lenders	Commitment
JPMorgan Chase Bank, N.A.	$33,000,000
Bank of America, N.A.	$33,000,000
Wells Fargo Bank, N.A.	$30,000,000
Amegy Bank National Association	$23,000,000
Compass Bank	$23,000,000
SunTrust Bank	$23,000,000
Allied Irish Banks, plc	$10,000,000
TOTAL	$175,000,000

EXHIBIT 1.1D

MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Alternative Currency Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Alternative Currency Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Alternative Currency Loan) and will be expressed as a percentage rate per annum.  The Alternative Currency Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a facility office in a participating member state of the EMU will be the percentage notified by that Lender to the Alternative Currency Agent.  This percentage will be certified by that Lender in its notice to the Alternative Currency Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Alternative Currency Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Alternative Currency Agent as follows:

(a) in relation to a Pounds Sterling Loan:

AB + C(B-D) + E x 0.01    per cent. per annum
           100 - (A+C)

(b) in relation to a Loan in any Alternative Currency other than Pounds Sterling:

E x 0.01       per cent. per annum.
   300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Alternative Currency Loan is an unpaid sum, the Default Rate) payable for the relevant Interest Period on the Alternative Currency Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Alternative Currency Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Alternative Currency Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Alternative Currency Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

“Reference Bank” means the Alternative Currency Agent or any other bank or financial institution appointed as such by the Alternative Currency Agent under this Agreement in consultation with the Borrower; and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Alternative Currency Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Alternative Currency Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

8.
Each Lender shall supply any information required by the Alternative Currency Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its facility office; and

(b) any other information that the Alternative Currency Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Alternative Currency Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Bank for the purpose of E above shall be determined by the Alternative Currency Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Alternative Currency Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

10.
The Alternative Currency Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Alternative Currency Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Alternative Currency Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.
The Alternative Currency Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.